Exhibit 3.99

Jersey Financial
Services Commission
Companies Registry

COMPANIES (JERSEY) LAW 1991

CERTIFICATE OF INCORPORATION

CHANGE OF NAME OF A LIMITED COMPANY

Registered Number 122628

I HEREBY CERTIFY THAT

ESV JERSEY SUBSIDIARY LIMITED

a public company incorporated under the Companies (Jersey) Law 1991, as amended, having changed its name by special resolution, has today been entered on the Register of Companies incorporated in Jersey as a public company having the name of

ENSCO JERSEY FINANCE LIMITED

Dated this **01 December 2016**

Julian Lamb

For and on behalf of the Registrar

REGISTRAR OF COMPANIES · JERSEY CHANNEL ISLANDS

CERTIFIED A TRUE COPY
Mourant Ozannes Corporate Services (Jersey) Limited
Authorised Signatory
22 Grenville Street, St Helier, Jersey
JE4 8PX Channel Islands

Michael John Lynam
Authorised Signatory

Authentication ID
8bcae2c6-a13b-4f62-b4bf-9109ea79a707

16/12/16